Filed Pursuant to Rule 424(b)(2)

File No. 333-159736

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series I Fixed Rate Notes	$1,500,000,000	$171,900

(1)

The total filing fee of $171,900 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 7 dated December 5, 2011

(to Prospectus Supplement dated August 14, 2009

and Prospectus dated June 4, 2009)

WELLS FARGO & COMPANY

Medium-Term Notes, Series I

Fixed Rate Notes

Aggregate Principal Amount Offered:	$1,500,000,000

Trade Date:	December 5, 2011

Original Issue Date (T+5):	December 12, 2011

Stated Maturity Date:	December 15, 2016

Interest Rate:	2.625%

Interest Payment Dates:	Each June 15 and December 15, commencing June 15, 2012, and at maturity

Price to Public (Issue Price):	99.744%, plus accrued interest, if any, from December 12, 2011

Agent Discount (Gross Spread):	0.35%

All-in Price (Net of Agent Discount):	99.394%, plus accrued interest, if any, from December 12, 2011

Net Proceeds:	$1,490,910,000

Benchmark:	UST 0.875% due November 30, 2016

Benchmark Yield:	0.930%

Spread to Benchmark:	+175 basis points

Re-Offer Yield:	2.68%

Listing:	None

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC

Agents (Senior Co-Managers):	Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Agents (Junior Co-Managers):	ANZ Securities, Inc.
Barclays Capital Inc.
CastleOak Securities, L.P.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Lloyds Securities Inc.
Loop Capital Markets LLC
nabSecurities, LLC
RBC Capital Markets, LLC
Samuel A. Ramirez & Company, Inc.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
UBS Securities LLC
The Williams Capital Group, L.P.

Plan of Distribution:	On December 5, 2011, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.394%. The purchase price equals the issue price of 99.744% less an underwriting discount of 0.35% of the principal amount of the notes.

CUSIP:	94974BEZ9